Exhibit 10.3

This Agreement (the “Agreement”), dated as of March 13, 2015, by and among Oculus Innovative Sciences, Inc., a Delaware corporation, with its principal place of business at 1129 N. McDowell Blvd., Petaluma, CA 94954 (“Oculus”) and Pulmatrix, Inc., a Delaware corporation, with its principal place of business at 99 Hayden Avenue, Suite 390, Lexington, MA 02421 (“Pulmatrix”).

Reference is made to (i) that certain License and Supply Agreement, dated May 23, 2013, as amended on October 9, 2013, November 6, 2013 and January 31, 2014, by and among Ruthigen and Oculus (the “License and Supply Agreement”), (ii) that certain Separation Agreement, dated August 2, 2013, as amended on January 31, 2014, by and between Ruthigen, Inc. (“Ruthigen”) and Oculus (the “Separation Agreement”), and (iii) that certain Shared Services Agreement, dated May 23, 2013, as amended on January 31, 2014, by and between Ruthigen and Oculus (the “SSA” and collectively with the License and Supply Agreement, the Separation Agreement and any other agreements or understandings (whether written or oral) between Ruthigen and Oculus, the “Oculus Agreements”).

Ruthigen and Pulmatrix entered into that certain Agreement and Plan of Merger (the “DMA”), dated as of the date hereof, whereby, among other things, Pulmatrix will, subject to the terms and conditions of the DMA, merge with and into a wholly-owned subsidiary of Ruthigen becoming a wholly-owned subsidiary of Ruthigen (the “Merger”) and, in consideration therefor, Ruthigen shall issue to the pre-Merger security holders of Pulmatrix approximately 31,327,045 shares of Ruthigen common stock (the “Merger Consideration”). Upon consummation of the Merger and after the issuance of the Merger Consideration, in each case, in accordance with the terms of the DMA, (x) Oculus will beneficially own less than 19.9% of the issued and outstanding shares of Ruthigen and (y) Ruthigen will devote substantially all of its efforts and resources on the development of Pulmatrix’ new generation of inhaled therapeutics (the “Inhalation Therapies”). Accordingly, the purpose of this Agreement is to memorialize certain understanding with respect to the relationship of Oculus, Ruthigen and Pulmatrix after the Merger.

Subject to and contingent upon receipt of payment for the Ruthigen shares under the Securities Purchase Agreement, dated January 8, 2015, and the Securities Purchase Follow-Up Agreement, dated March 13, 2015, between Oculus and Michael Brauser and Barry Honig, Ruthigen and Dawson James Securities, Inc., and the Securities Purchase Agreements dated March 9, 2015, by and between Oculus and several investors, Oculus agrees as follows:

1)	As of the date hereof, the aggregate amount due and payable to Oculus by Ruthigen pursuant to the Oculus Agreements is $4,000. Oculus acknowledges and agrees, notwithstanding any contrary term or provision of the Oculus Agreements, that on the date that the Merger is consummated (the “Effective Date”), the aggregate amounts due and payable to Oculus under the Oculus Agreements will not exceed $5,000 (but in any event no more than the actual amount due and payable to Oculus under the Oculus Agreements) (the “Effective Date Liabilities”). As of the date hereof, there are no claims for which Oculus or Ruthigen may seek indemnification from Ruthigen or Oculus, respectively, under any Oculus Agreement, including Section 6.2 and 6.3 of the Separation Agreement.

2)	As of the Effective Date, the SSA shall be mutually terminated, if not previously terminated, and be of no further force and effect.

3)	As of the Effective Date, all of Ruthigen’s and Oculus’ obligations under Article I of the Separation Agreement and all obligations under the Funding Agreement (as defined in the Separation Agreement) have been satisfied and performed in full and Ruthigen or Oculus have no further obligations thereunder.

4)	Effective on the Effective Date, Article II and Article III of the Separation Agreement shall terminate and be of no further force and effect. For the avoidance of doubt, Articles V – VIII of the Separation Agreement shall survive the Merger in accordance with their terms (the “Separation Agreement Surviving Provisions”).

1

5)	Oculus hereby waives Ruthigen’s obligations under Section 3.1(b) and Section 4.3 of the License and Supply Agreement for a period commencing on the date hereof and terminating on the date that is the earlier of (i) August 31, 2016 or (ii) one year after the Effective Date (the “Waiver Period”) and otherwise agrees to forbear from exercising any rights and remedies it may have under any Oculus Agreement arising as a result of Ruthigen’s failure to use Commercially Reasonable Efforts (as defined in the License and Supply Agreement) or any other level of efforts to develop and commercialize the Product (as defined in the License and Supply Agreement in effect on the date hereof). To the extent that the Waiver Period has expired and no Sale of the Business has occurred, (i) then Oculus’ sole and exclusive remedy for Ruthigen’s failure to comply with Section 3.1(b) or Section 4.3 of the License and Supply Agreement shall be to terminate the License and Supply Agreement and (ii) notwithstanding any provision of the License and Supply Agreement to the contrary, Ruthigen may unilaterally terminate the License and Supply Agreement, in each case, without any liability to Pulmatrix or Ruthigen or Oculus, respectively. If Ruthigen intends to comply with the License and Supply Agreement following the termination of the Waiver Period, then, within 3 business days following termination of the Waiver Period, Ruthigen will notify Oculus of such intent in writing following the procedures established in paragraph 6 of this Agreement for notice. As part of the notice, Ruthigen will provide a written plan of compliance and evidence of funding to support such plan consistent with the License and Supply Agreement which will be subject to approval from Oculus, which approval will not be unreasonably withheld. If Ruthigen does not so notify Oculus of such intention or Oculus does not approve such plan, with a reasonable opportunity for Ruthigen to resubmit its plan, then Oculus has the option to unilaterally terminate the License and Supply Agreement.

6)	Effective on the Effective Date, any of the provisions of any Oculus Agreement to the contrary, including Section 15.1 of the License and Supply Agreement, Ruthigen may assign and/or delegate all of Ruthigen’s surviving rights and obligations under the Oculus Agreements, including the License and Supply Agreement, to any credible third party acquiring all or substantially all of the business and assets of Ruthigen related to the Product (the “Pre-Merger Ruthigen Business”), provided, that the acquiror of the Pre-Merger Ruthigen Business is not a direct competitor of Oculus and is otherwise reasonably acceptable to Oculus. Oculus shall object or consent in writing to any proposed acquiror not later than five (5) business days after receipt of a written notice from Ruthigen of the identity of the proposed acquiror and copies of the acquisition documents with such consent may not be unreasonably withheld by Oculus. For the purposes of this Agreement, Notice shall mean a written notice, effective upon receipt, and shall be (i) delivered personally, mailed by First Class mail, or sent by express courier service and (ii) via Email to Oculus Innovative Sciences, Inc., Attn. Jim Schutz, 1129 N. McDowell Blvd., Petaluma, CA 94954, jschutz@oculusis.com; with copy to Trombly Business Law PC, Attn. Amy Trombly, 1434 Spruce St. Ste. 100, Boulder, CO 80302, amy@tromblybusinesslaw.com (or such other addresses as specified in writing). Any contrary provision of the Oculus Agreements notwithstanding, Pulmatrix shall be entitled to conduct any sale process for the Pre-Merger Ruthigen Business as it sees fit without the consent of or requirement to consult or coordinate with Oculus except as provided in this Agreement, except for providing Notice with regard to the disclosure of Confidential Information. All of the parties understand and agree that any acquiror of the Pre-Merger Ruthigen Business shall assume all of Ruthigen’s obligations and liabilities under the Oculus Agreements “as is” unless Oculus and such acquiror otherwise mutually agree in writing.

2

7)	Prior to the disclosure of any Confidential Information as defined in the License and Supply Agreement, Ruthigen or Pulmatrix shall notify Oculus in writing at least five (5) business days in advance of such disclosure of Confidential Information to any third party (including a third party acquiror) and provide Oculus with the names of all third parties intended to receive Confidential Information, provided that no Confidential Information shall be disclosed to a direct competitor of Oculus. Additionally, Ruthigen and Pulmatrix agree that in no event shall any information regarding the manufacturing process be disclosed to any third party. Oculus shall have five (5) business days after such Notice to object to such disclosure, provided such objection is reasonable.

8)	Prior to the consummation of a Sale of the Business with a minimum aggregate purchase price of $1 million pursuant to definitive transaction documents with a credible third party acquiror (“Definitive Transaction Documents”), Ruthigen shall notify (as defined above) Oculus in writing of such pending Sale of the Business and provide Oculus with copies of all such Definitive Transaction Documents (a “ROFR Notice”). Oculus shall have five (5) business days after receipt of such ROFR Notice to notify Ruthigen in writing whether it intends to acquire the Pre-Merger Ruthigen Business on exactly the same terms, including the amount and kind of consideration (except that if part of the consideration consists of marketable securities of the proposed acquiror, Oculus will instead deliver an amount in cash equal to the fair market value thereof), as set forth in the Definitive Transaction Documents (the “Right of First Refusal”). If Oculus exercises its Right of First Refusal, Ruthigen shall sell the Pre-Merger Ruthigen Business to Oculus as provided herein. If Oculus refuses to acquire the Pre-Merger Ruthigen Business, Ruthigen may consummate the Sale of the Business in accordance with the Definitive Transaction Documents.

9)	If Oculus does not exercise its Right of First Refusal and the aggregate gross consideration received by Ruthigen from a Sale of the Business exceed $10MM, then Ruthigen shall pay or cause to be paid 10% of such gross consideration to Oculus (the “Oculus Share”) within 10 calendar days of receipt. For clarification, the Oculus Share of such gross consideration shall only be payable by Ruthigen when and in such kind (e.g., marketable securities, cash, etc…) as actually received by Ruthigen. For further clarification, the parties agree that any acquiror’s assumption of obligations and liabilities under the Oculus Agreements shall not be included in the determination of the gross consideration received by Ruthigen.

10)	Oculus acknowledges that during the Waiver Period, if any, Ruthigen is under no obligation to achieve any “milestone event” described in Article VII of the License and Supply Agreement.

11)	Oculus acknowledges and agrees that the Inhalation Therapies are not Product and do not involve the Oculus Know-how (as defined in the License and Supply Agreement) for their development and production, and the Merger and other transactions contemplated by the DMA are not a Sale Transaction.

12)	No provision of Section 2.4(b) of the License and Supply Agreement shall apply to the development, commercialization, marketing and sale of Pulmatrix’ products whether such products are developed before or after the Effective Date.

13)	Unless Ruthigen expressly requests in writing any manufacturing services, equipment, technical support, consulting services, training services or other services (collectively, “Services”), Ruthigen shall not be required to make any payments to Oculus under the License and Supply Agreement or any other Oculus Agreement for any such Services, other than the required $2,000 monthly rent payments. In general, but without limiting the foregoing, Oculus agrees that during the Waiver Period no payments or other liabilities shall accrue or become and due and payable by Ruthigen to Oculus, whether in respect of Services, milestone events or royalties, under any Oculus Agreement other than the Effective Date Liabilities unless and until Ruthigen resumes the Commercialization and Development (each as defined in the License and Supply Agreement) of the Product after the Effective Date. Ruthigen shall notify Oculus in writing of the date it resumes the Commercialization and Development of the Product.

3

In furtherance of the foregoing, and in consideration of the substantial benefits inuring to Oculus as a result of the consummation of the Merger, Oculus, for itself and each of its affiliates and all directors, officers, agents or employees of Oculus or any of its affiliates (in each case, in their respective capacities as such Oculus person(s)), together with their respective heirs, executors, administrators, successors and assigns, as of the Effective Date, acquits, releases and forever discharges Ruthigen, Pulmatrix, their respective affiliates and all persons who at any time on or prior to such date were directors, officers, agents or employees of Ruthigen, Pulmatrix or any of their respective affiliates (in each case, in their respective capacities as such), together with their respective heirs, executors, administrators, successors and assigns, from and against and all claims and liabilities which Oculus may have against them arising out of or related to any Oculus Agreement and the transactions contemplated thereby except for the Effective Date Liabilities, the Separation Agreement Surviving Provisions and, solely to the extent that Ruthigen resumes the Commercialization and Development of the Product after the Effective Date, liabilities arising under the License and Supply Agreement and SSA.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. From and after the Effective Date, Ruthigen is an express third party beneficiary of this Agreement. This Agreement may not be amended, modified or waived except in a written instrument executed by Oculus and Pulmatrix. This Agreement shall terminate automatically to the extent that the DMA is terminated or expires prior to the consummation of the Merger or if the Merger is never consummated or if payment is not received by Oculus under the Amendment to the Securities Purchase Agreement. The terms of this Agreement are confidential and shall not be disclosed by either party except as may be required by law.

Pulmatrix, Inc.

By: /s/ Robert Clarke
Name: Robert Clarke
Title: Chief Executive Officer

Oculus Innovative Sciences, Inc.

By: /s/ Jim Schutz
Name: Jim Schutz
Title: Chief Executive Officer

4